THIS SUB-LEASE TERMlNATION AGREEMENT (the " Agreement"") is entered into WENDY ASHBY and DUANE ASHBY, as individuals jointly and severally, d/b/a Cargocare AND Insynq Data Utilities (the "Tenant").

                                  WITNESSETH:

WHEREAS, Tenant leases certain real property located at Seafirst Plaza Building northwest comer of South 9th and A Streets, Tacoma" Washington (the "Premises") from Landlord, pursuant to that certain Office Lease Agreement, dated
August 24, 1998 (the lease and all amendments, extensions, renewals, modifications and replacements are hereinafter referred to as the "Lease");

WHEREAS, Tenant subleased the Premises to INSYNQ DAT A UTILITIES (the "Subtenant"'), pursuant to that certain Sublease Agreement, dated
November l, 1999 (the "Sublease");

WHEREAS, Tenant, Subtenant and Landlord desire that Tenant and Subtenant vacate the Premises prior to the expiration of the term of the Lease; and

WHEREAS; Tenant and Landlord desire to cancel the unexpired portion of the Lease term and to terminate any further obligations one to the other under the Lease or any other leases and/or agreements between Landlord and Tenant respecting the Premises from and after the Termination Date (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the sum of One and No/100 Dollars ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant do hereby agree as follows:

     1. TERMINATION DATE. The Lease is hereby canceled and terminated effective as of May 15, 2001 (the "Termination Date"). Tenant and Subtenant agree to quit the Premises, to remove a1l of Tenant's and Subtenant's property therefrom and to deliver up the Premises to Landlord on or the Termination Date, in an "AS IS" condition. Landlord acknowledges that it has fully inspected the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to accept, on the Termination Date, the surrender of the Premises in "AS IS" condition.

     2. TERMINATION OF LEASE. The Lease and all other leases and/or agreements between Landlord and Tenant respecting the Premises shall be of no further force and effect as of the Termination Date, notwithstanding anything contained therein to the contrary.

     3. TERMINATION OF SUBLEASE. By termination of the Lease, the Sublease and all other leases and/or agreements between Tenant and Subtenant respecting the Premises shall be of no further force and effect as of the Termination Date, notwithstanding anything contained therein to the contrary .

     4. RELEASE OF LIABILITY. Effective on the Termination Date, each party hereto does hereby release and discharge the other party from any and all claims, connection with the Lease, provided, however, that Landlord shall have the right to enforce any unsatisfied obligation against the other party that arose or accrued prior to the Termination Date. The Lease shall continue in full force and effect, including, but not limited to, Tenant's obligation to pay rent, up to and including the Termination Date.

     5. CONSIDERATION BY TENANT. In consideration of Landlord entering into this Agreement and releasing Tenant from any further obligation under the Lease, Tenant shall execute confession of judgement separate and apart from this Agreement.

     6. REPRESENTATIONS OF TENANT. Tenant represents that it has not made any assignment, sublease, transfer or conveyance, or other disposition of the Lease, except as previously noted to Subtenant, or of any interest in the Lease, or of any claim, demand, or obligation, liability, action or cause of action arising from the Lease. Tenant represents that the individual executing this Agreement on behalf of Tenant is duly authorized to bind Tenant to this Agreement,

     7. REPRESENTATIONS OF LANDLORD. Landlord represents that the individuals executing this Agreement on behalf of Landlord are duly authorized to bind Landlord to this Agreement, and that all necessary consents of third parties to this Agreement have been obtained.

     8. ATTORNEYS' FEES. The prevailing party to any action or proceeding between Landlord and Tenant with respect to the interpretation of or breach of this Agreement or the transaction contemplated hereunder shall be entitled to have and recover all reasonable costs, expenses, attorneys' fees and other costs incurred in connection therewith.

     9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of Landlord and Tenant with respect to the subject matter of this Agreement, and it supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Agreement. This Agreement may be modified only by written instrument duly executed by Landlord and Tenant. There arc no agreements or understandings which are not set forth in this Agreement.

     10. HEADINGS. The headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument,

     12. JOINT AND SEVERAL LIABILITY. If the term "landlord' or "tenant" refers to more than one corporation, partnership, trust, association, individual or other entity , their liability under this Agreement will be joint and several,

     13. BINDING EFFECT. The terms and provisions of this Agreement will inure to the benefit of, and will be binding upon, thc successors, assigns, personal representatives, heirs, devisees and legatees of Landlord and Tenant.


     EXECUTED to be effective as of the 18th day of May, 2001,


TENANT:                                SUBTENANT:
D/B/A CARGOCARE                        INSYNQ DATA UTILITIES,


By: /s/ Wendy Ashby                    By: /s/ M. Carroll Benton
Wendy Ashby                            Name:   M. Carroll Benton
                                       Title:  Sec/Treas
By: /s/ Duane Ashby
Duane Ashby